Exhibit 99.1

Skyline Bankshares, Inc. Announces Third Quarter 2023 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 1, 2023 /(Globe Newswire)/ -- Skyline Bankshares, Inc. (the “Company”) (OTCQX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the third quarter of 2023.

The Company recorded net income of $2.1 million, or $0.37 per share, for the quarter ended September 30, 2023, compared to net income of $2.8 million, or $0.50 per share, for the same period in 2022. For the nine months ended September 30, 2023, net income was $7.5 million, or $1.35 per share, compared to net income of $7.4 million, or $1.32 per share, for the nine months ended September 30, 2022.

President and CEO Blake Edwards stated, “We are pleased to report strong earnings for the third quarter, and first nine months of 2023. Competition for deposits and increased interest expense are reflected in the decrease in net interest margin to 3.66% for the third quarter of 2023, from 3.82% in the second quarter of 2023, and 3.70% in the third quarter of 2022. This is due to the significant increase in interest expense on deposits that we have seen throughout the banking industry since the Federal Reserve began to aggressively increase interest rates last year. While our total deposits have remained relatively stable this year, customers are continuing to move their deposits out of lower rate transactional accounts and into higher earning time deposits. This trend has resulted in an increase in certificates of deposit of $80.5 million from September 30, 2022 to September 30, 2023. Solid loan growth continues to help us offset the increase in interest expense. Our core loans grew at an annualized rate of over 9% in the quarter, and have grown over 8% since September 30, 2022.”

Edwards concluded, “We expect competition for deposits and increased interest expense to continue during the remainder of 2023, and because of this we expect to see continued pressure on our net interest margin. The double-digit inflation that has permeated our economy in recent years has also led to significant increases in our operating costs. Despite these short-term earnings pressures, we will continue to focus on our long-term strategy of growing the Skyline franchise and creating shareholder value with an emphasis on relationship-banking and growing our low-cost core deposit base. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.1 million, or $0.37 per share, in the third quarter of 2023, compared to $2.8 million, or $0.50 per share, in the third quarter of 2022.
●	Net interest margin (“NIM”) was 3.66% for the third quarter of 2023, compared to 3.82% in the second quarter of 2023, and 3.70% in the third quarter of 2022.
●

Total assets increased $19.4 million, or 1.94%, to $1.02 billion at September 30, 2023 from $997.7 million at December 31, 2022, and decreased by $6.6 million, or 0.65%, from $1.02 billion a year earlier.

●

Net loans were $791.1 million at September 30, 2023, an increase of $42.5 million, or 5.67%, when compared to $748.6 million at December 31, 2022, and an increase of $58.3 million, or 7.95%, when compared to $732.8 million at September 30, 2022.

●

Total deposits were $908.1 million at September 30, 2023, a decrease of $12.2 million, or 1.33%, from $920.3 million at December 31, 2022, and a decrease of $37.6 million, or 3.98%, from $945.7 million at September 30, 2022.

Third Quarter, First Nine Months of 2023 Income Statement Review

Net interest income after provision for credit losses in the third quarter of 2023 was $8.5 million compared to $8.8 million in the third quarter of 2022, primarily reflecting increased interest expense. Total interest income was $11.0 million in the third quarter of 2023, representing an increase of $1.6 million in comparison to the third quarter of 2022. Interest income on loans increased in the quarterly comparison by $2.0 million, primarily due to organic loan growth of $59.8 million from September 30, 2022 to September 30, 2023, as well as interest rate increases during the same time period. Management anticipates that this loan growth, in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.5 million in the quarterly comparison, as a result of rate increases on deposit offerings and migration from lower cost deposits to time deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $295 thousand, primarily due to short-term FHLB advances to fund loan growth of $18.7 million during the third quarter of 2023.

For the first nine months of 2023, net interest income after provision for credit losses was $26.7 million compared to $24.8 million for the first nine months of 2022. Interest income increased by $5.0 million, primarily due to an increase of $5.1 million in interest income on loans. Interest expense on deposits increased by $3.0 million for the nine-months ended September 30, 2023 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits. Interest on borrowings increased by $621 thousand in the nine-month comparison, due to short-term borrowings utilized to fund loan growth and offset the decline in deposit balances.

Third quarter 2023 noninterest income was $1.9 million compared with $1.6 million in the third quarter of 2022. Income from service charges and fees increased by $134 thousand, offsetting a $37 thousand decrease in mortgage origination fees as mortgage origination volume declined compared to the year ago period. Nonrecurring income of $69 thousand related to life insurance income and a gain of $197 thousand on the sale leaseback of a branch location was recorded in other income for the third quarter of 2023. Excluding this nonrecurring income of $266 thousand, noninterest income increased by $81 thousand for the third quarter of 2023 compared to the third quarter of 2022.

For the nine months ended September 30, 2023 and 2022, noninterest income was $5.2 million and $4.7 million, respectively. The increase of $473 thousand included an increase of $432 thousand in service charges and fees, which offset a $170 thousand decrease in mortgage origination fees. Included in noninterest income for the nine months ended September 30, 2023 was nonrecurring income of $129 thousand related to loan hedge fees from a correspondent bank was recorded in other income, the $197 thousand gain on the sale leaseback discussed above, $69 thousand from life insurance contracts and security losses of $16 thousand. For the nine months ended September 30, 2022, there was nonrecurring income of $217 thousand from life insurance contracts. Excluding these nonrecurring items, noninterest income increased by $311 thousand in the nine-month comparison.

Noninterest expense in the third quarter of 2023 was $7.9 million compared with $6.9 million in the third quarter of 2022, an increase of $1.0 million. There was an increase in salary and benefit costs of $480 thousand due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased $224 thousand and data processing increased by $198 thousand in the quarterly comparisons primarily due to branch expansion costs. FDIC assessments increased by $36 thousand due to an increase in the base assessment rate in 2023.

For the nine-month period ended September 30, 2023, total noninterest expenses increased by $2.3 million compared to the same period in 2022, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $1.3 million, which also reflects a reduction in capitalized loan origination cost due to lower loan volume in the first nine months of 2023 compared to the first nine months of 2022. Occupancy and equipment expenses increased by $505 thousand, and data processing increased by $278 thousand from the first nine months of 2022 to 2023. FDIC assessments increased by $103 thousand in the nine-month comparison.

Earnings for the first nine months of 2023 represented an annualized return on average assets (“ROAA”) of 1.00%, and an annualized return on average equity (“ROAE”) of 13.26%, compared to 0.98% and 12.65%, respectively, for the same period last year.

Balance Sheet Review

Total assets increased in the third quarter of 2023 by $10.0 million, or 0.99%, to $1.02 billion at September 30, 2023 from $1.01 billion at June 30, 2023, and increased by $19.4 million, or 1.94%, from $997.7 million at December 31, 2022. The increase in assets during the third quarter of 2023 was primarily the result of an increase in loans and deposits during the quarter.

Total loans increased during the third quarter by $18.7 million, or 2.39%, to $797.8 million at September 30, 2023 from $779.1 million at June 30, 2023, and increased by $42.9 million, or 5.68%, compared to $754.9 million at December 31, 2022. Core loan growth during the first nine months of 2023 was at an annualized rate of 7.72%. The allowance for loan losses was approximately 0.84% of total loans as of September 30, 2023 compared to 0.83% at December 31, 2022.

Investment securities decreased by $6.3 million during the third quarter to $121.8 million at September 30, 2023 from $128.1 million at June 30, 2023, and decreased by $13.4 million from $135.2 million at December 31, 2022. The decrease in the third quarter of 2023 was primarily the result of paydowns of $1.9 million, and an increase in unrealized losses of $4.3 million as a result of the increase in interest rates during the quarter.

Total deposits increased in the third quarter of 2023 by $4.7 million, or 0.51%, to $908.1 million at September 30, 2023 from $903.4 million at June 30, 2023, and decreased $12.2 million, or 1.33%, compared to $920.3 million at December 31, 2022. Noninterest bearing deposits increased by $215 thousand and interest-bearing deposits increased by $4.4 million during the quarter. Lower cost interest bearing deposits decreased by $15.3 million during the quarter, which was offset by a $19.7 million increase in time deposits as customers continue to look for higher returns on their deposits.

Total stockholders’ equity decreased by $2.6 million, or 3.28% to $74.6 million at September 30, 2023, from $77.2 million three months earlier, and increased by $1.7 million, or 2.33%, from $72.9 million at December 31, 2022. The change during the quarter was due to earnings of $2.1 million, less dividends paid of $1.2 million, and $3.4 million in other comprehensive losses during the quarter.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic conditions; the residual effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2022. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2023)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

September 30, 2023; June 30, 2023; December 31, 2022; September 30, 2022

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2023	2023	2022	2022
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$16,245	$20,013	$19,299	$18,615
Interest-bearing deposits with banks	1,449	1,183	10,802	49,795
Federal funds sold	221	-	960	602
Investment securities available for sale	121,753	128,086	135,151	138,491
Restricted equity securities	3,338	2,801	1,950	1,950
Loans	797,761	779,138	754,872	738,992
Allowance for credit losses	(6,695)	(6,624)	(6,248)	(6,168)
Net loans	791,066	772,514	748,624	732,824
Cash value of life insurance	22,770	22,776	22,484	22,368
Other real estate owned	-	-	235	-
Properties and equipment, net	30,951	32,341	31,753	32,128
Accrued interest receivable	3,203	3,020	2,979	2,589
Core deposit intangible	997	1,076	1,286	1,391
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	6,796	5,684	5,744	5,955
Other assets	15,062	14,400	13,210	13,780
Total assets	$1,017,108	$1,007,151	$997,734	$1,023,745

Liabilities
Deposits
Noninterest-bearing	$299,628	$299,413	$310,510	$328,000
Interest-bearing	608,439	604,025	609,817	617,666
Total deposits	908,067	903,438	920,327	945,666

Borrowings	27,500	20,304	-	3,350
Accrued interest payable	420	267	95	91
Other liabilities	6,485	5,978	4,376	4,124
Total liabilities	942,472	929,987	924,798	953,231

Stockholders’ Equity
Common stock and surplus	33,366	33,349	33,613	33,493
Retained earnings	66,711	65,820	62,229	59,378
Accumulated other comprehensive loss	(25,441)	(22,005)	(22,906)	(22,357)
Total stockholders’ equity	74,636	77,164	72,936	70,514
Total liabilities and stockholders’ equity	$1,017,108	$1,007,151	$997,734	$1,023,745
Book value per share	$13.36	$13.81	$12.98	$12.57
Tangible book value per share(1)	$12.60	$13.03	$12.18	$11.74

Asset Quality Indicators
Nonperforming assets to total assets	0.18%	0.15%	0.19%	0.17%
Nonperforming loans to total loans	0.23%	0.19%	0.22%	0.24%
Allowance for loan losses to total loans	0.84%	0.85%	0.83%	0.83%
Allowance for loan losses to nonperforming loans	365.25%	437.52%	382.37%	348.47%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2023	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$10,193	$9,677	$8,217	$29,034	$23,923
Interest-bearing deposits in banks	24	99	356	211	548
Federal funds sold	2	14	3	26	5
Interest on securities	739	746	814	2,281	2,138
Dividends	21	57	5	88	59
	10,979	10,593	9,395	31,640	26,673
Interest expense
Deposits	1,902	1,461	374	4,257	1,232
Interest on borrowings	350	242	55	761	140
	2,252	1,703	429	5,018	1,372
Net interest income	8,727	8,890	8,966	26,622	25,301

(Recovery of) Provision for credit losses	182	(195)	148	(119)	502
Net interest income after (recovery of) provision for credit losses	8,545	9,085	8,818	26,741	24,799

Noninterest income
Service charges on deposit accounts	564	545	489	1,606	1,406
Other service charges and fees	894	829	835	2,546	2,314
Net realized gains on securities	-	(16)	-	(16)	-
Mortgage origination fees	37	68	74	189	359
Increase in cash value of life insurance	146	153	135	438	397
Life insurance income	69	-	-	69	217
Other income	207	151	37	379	45
	1,917	1,730	1,570	5,211	4,738
Noninterest expenses
Salaries and employee benefits	4,355	4,176	3,875	12,617	11,271
Occupancy and equipment	1,363	1,172	1,139	3,721	3,216
Data processing expense	606	524	408	1,621	1,343
FDIC Assessments	150	184	114	445	342
Advertising	227	187	161	549	488
Bank franchise tax	105	105	126	315	379
Director fees	60	78	56	199	202
Professional fees	151	156	144	528	484
Telephone expense	144	118	110	401	370
Core deposit intangible amortization	79	105	105	289	373
Other expense	662	592	661	1,949	1,841
	7,902	7,397	6,899	22,634	20,309
Net income before income taxes	2,560	3,418	3,489	9,318	9,228

Income tax expense	496	665	701	1,773	1,798
Net income	$2,064	$2,753	$2,788	$7,545	$7,430

Net income per share	$0.37	$0.49	$0.50	$1.35	$1.32
Weighted average shares outstanding	5,571,454	5,589,340	5,583,341	5,585,914	5,589,627
Dividends declared per share	$0.21	$0.00	$0.17	$0.42	$0.32

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2023	2023	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$74,636	$77,164	$72,936	$70,514
Less: Goodwill	(3,257)	(3,257)	(3,257)	(3,257)
Less: Core deposit intangible	(997)	(1,076)	(1,286)	(1,391)
Tangible common equity (non-GAAP)	$70,382	$72,831	$68,393	$65,866
Common stock shares outstanding	5,587,704	5,587,704	5,617,416	5,608,716
Tangible book value per share	$12.60	$13.03	$12.18	$11.74